Exhibit 99.2

808 Travis, Suite 812

Houston, TX 77002

(713) 224-6333  Fax (713) 224-6330

January 15, 2007

Mr. John Tugwell

Edge Petroleum Corporation

1301 Travis, Suite 2000

Houston, Texas 77002

Re:	Edge Petroleum Corporation
Mestena Grande Properties
“As of” January 1, 2007

Dear Mr. Tugwell:

At your request, we have prepared estimates of the future reserves and projected net revenues for the Mestena Grande Area property interests owned by Edge Petroleum Corporation (Edge), “As of” January 1, 2007. This report was prepared utilizing spot prices as posted on December 31, 2006, as per SEC guidelines.  The subject properties are located in Jim Hogg and Brooks Counties, Texas.

Our conclusions, as of January 1, 2007, are as follows:

	Proved – Net to Edge Petroleum Corporation
	Proved Developed		Proved
	Producing	Nonproducing	Undeveloped	Total
Reserve Estimates
Oil/Cond., Mbbl	295.5	2.2	23.6	321.3
Gas, MMcf	19,231.80	155.9	1,538.1	20,925.9
Gas Equivalent, Mcfe	21,004.70	169.1	1,680.0	22,854.0

Revenues
Oil, $ (12.4)%	15,967,680	119,133	1,277,931	17,364,740
Gas, $ (87.6)%	112,314,180	878,802	9,041,788	122,234,766
Total, $	128,281,875	997,935	10,319,718	139,599,484

Expenditures
Ad Valorem Tax, $	3,033,774	23,164	255,808	3,312,745
Severance Tax, $	7,109,937	71,390	87,410	7,268,737
Direct Operating Expense, $	23,608,488	161,153	1,194,375	24,964,018
Total, $	33,752,199	255,706	1,537,593	35,545,496

Investments
Total, $	0	85,835	4,498,750	4,584,585

Estimated Future Net Revenues (FNR)
Undiscounted FNR	94,529,672	656,393	4,283,375	99,469,430
FNR Disc. @ 10%	69,925,391	130,047	2,042,667	72,098,117

Allocation Percentage by Classification
FNR Disc. @ 10%	97. 0%	0.2%	2.8%	100.0%

Report Qualifications
Purpose of Report — The purpose of this report is to provide Edge with a projection of future reserves and revenues, which can be attributed to the Mestena Grande Area oil and gas properties owned by Edge.
Scope of Work — W.D. Von Gonten & Co. was engaged by Edge to estimate and project the future reserves associated with the various properties included in this report.  Once the reserves were estimated, future revenue projections were made based on a SEC constant price deck as requested by Edge.
Reporting Requirements — Securities and Exchange Commission (SEC) Regulation S-K, Item 102 and Regulation S-X, Rule 4-10, and Financial Accounting Standards Board (FASB) Statement No. 69 require oil and gas reserve information to be reported by publicly held companies as supplemental financial data. These regulations and standards provide for estimates of Proved reserves and revenues discounted at 10% and based on unescalated prices and costs.  Revenues based on escalated product prices may be reported in addition to the current pricing case.  Probable reserves are prohibited from use for SEC reporting purposes and should be excluded from such filings.
The Society of Petroleum Engineers (SPE) requires Proved reserves to be economically recoverable with prices and costs in effect on the “as of” date of the report.  In addition, the SPE has issued Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information, which sets requirements for the qualifications and independence of reserve estimators and auditors.
The estimated Proved reserves have been prepared in conformance with all SEC, SPE, and World Petroleum Congress (WPC) definitions and requirements.
Projections — The attached reserve and revenue projections are on a calendar year basis with the first time period being January 1, 2007 through December 31, 2007.
Reserve Estimates
Mesteña Grande Area — The Mesteña Grande Area is located in Jim Hogg County, Texas with production primarily from the Queen City Sand.  Mesteña Inc. and Edge are the operators of the 62 producing wells in the area of which Edge owns an interest.

Edge and Mesteña drilled a total of 23 new Queen City Wells in 2006.  This property set exited 2004 with a total gross production rate of 19.0 MMcf/day, 2005 +/- 30.0 MMcf/day, and the 2006 exit rate is 30 MMcf/day.

Reserve estimates for the producing properties were based on a combination of 1) Extrapolation of monthly production histories, 2) Material Balance Calculations, 3) Volumetric Calculations, and 4) Analogy to offset production.  Queen City wells decline in a hyperbolic nature as would be expected from a fractured tite gas reservoir.  This hyperbolic trend has been observed in wells throughout the Queen City Trend, and a decline analogy has been utilized to aid in projecting remaining reserves.  In all wells the future production performance was extrapolated from the daily production histories where both gas production and tubing pressures were analyzed.
All projected reserve estimates, for the wells producing from the Queen City Sand, were verified for “reasonableness” by overlaying the reserves onto a hydrocarbon pore volume map.  W.D. Von Gonten & Co. has prepared this hydrocarbon pore volume map as part of an extensive field study that we have performed on the Queen City Formation in the Mesteña Grande Area.

Reserve estimates for the Proved Undeveloped locations were based on a combination of analogy, volumetrics, and material balance. Undeveloped locations were assigned in areas that are within the seismic anomaly of “productive area” but outside of the drainage area of the current producing wells.

Further, recent bottomhole pressure information was evaluated to verify that the additional reserves were present.

The Queen City is a package of tite gas depletion drive reservoirs.  The study involved correlating more than 100 digital logs with both conventional and sidewall cores.  This correlation allowed for a depiction of reservoir quality on a well-by-well basis.  Analysis was also done on production tests before and after fracture jobs, and completion information in order to better understand the producing characteristics of the sands.  Our conclusions indicate that there is a direct relationship between hydrocarbon pore volume and the productivity of the wells.  Therefore, the proximity of individual wells to areas of high hydrocarbon pore volume correlates to the ultimate reserves assigned to each well in the Queen City Sand.
Reserves and schedules of production included in this report are only estimates. The amount of available data, reservoir and geological complexity, reservoir drive mechanism, and mechanical aspects can have a material effect on the accuracy of these reserve estimates.
Product Prices
The estimated revenues shown herein were based on the effective NYMEX spot prices on December 31, 2006 of $61.06 per barrel of oil and $5.62 per MMBtu of gas.
Oil pricing differentials were applied on an individual property basis to reflect actual prices received at the wellhead versus the NYMEX spot price. These differentials were calculated from comparing the South Texas Light Posting plus the P+ bonus with the NYMEX spot price. Pricing differentials account for transportation and processing costs, geographical differentials, quality adjustments, and any marketing bonus or deduction.
Gas prices have been adjusted according to the purchase contracts in place for the specific gas stream.  The differential applied to each well from the NYMEX spot price was estimated by comparing the Houston Ship Channel daily and monthly indexes to the equivalent Henry Hub Index and accounting for the 2% transportation deduction.  Quality adjustments have been applied based on actual BTU factors for each well.  A shrinkage factor has been applied based on production volumes versus actual sales volumes, this shrinkage accounts for any line loss or fuel usage before the actual sales point.

Gas transportation and compression fees were included as a deduction from the gas price and assigned on a per Mcf basis based on contractual agreements.

Where no data was available, estimated differentials, BTU’s, and shrinkages were assigned based on analogy to pricing differentials utilized in similar producing regions.

All prices have been held constant throughout the life of the properties.

Operating and Capital Costs

The monthly expense necessary to operate each well was estimated based on the average of the last 9 month historical Joint Interest Billing Statements as supplied by Edge.  These statements date from December 2005 through August 2006.

Capital costs necessary to perform drilling, workover and/or remedial operations were supplied by Edge in the form of detailed AFE’s.

All operating and capital costs have been held constant throughout the life of the properties.

Other Considerations

Abandonment Costs — The cost necessary to abandon the properties were assigned an expense of zero due to the credit of the salvage value of the surface and subsurface equipment.  This was verified with the abandonment of the Libre Nos. 3 & 5 in 2004.  Both wells were abandoned and the credit from the equipment exceeded the costs.

Additional Costs — Costs were not deducted for depletion, depreciation and/or amortization (a non-cash item), or federal income tax.

Data Sources — Data furnished by Edge included basic well information, operating cost, ownership, pricing, and production information on certain leases. The remaining production histories were taken from IHS Energy data archives.

Context — We specifically advise that any particular reserve estimate for a specific property not be used out of context with the overall report.  The revenues and present worth of future net revenues are not represented to be market value either for individual properties or on a total property basis.

We have not inspected the properties included in this report, nor have we conducted independent well tests. W.D. Von Gonten & Co. and our employees have no direct ownership in any of the properties included in this report. Our fees are based on hourly expense and are not related to the reserve and revenue estimates produced in this report.

Thank you for the opportunity to work with Edge on this project.

Respectfully submitted,

William D. Von Gonten, Jr., P.E.
TX# 73244